GREENLIGHT RE ANNOUNCES
THIRD QUARTER 2011 FINANCIAL RESULTS

GRAND CAYMAN, Cayman Islands (October 31, 2011) - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the third quarter of 2011.  Greenlight Re reported a net loss of $4.5 million for the third quarter of 2011 compared to a net profit of $29.0 million for the same period in 2010.  The net loss per share was $0.12 for the third quarter of 2011, compared to net income per share of $0.78 on a fully diluted basis for the comparable period last year.

Fully diluted adjusted book value per share was $19.74 as of September 30, 2011, a 0.7% decrease from $19.87 per share as of September 30, 2010.

For the nine months ended September 30, 2011, Greenlight Re reported a net loss of $63.4 million compared to net income of $34.3 million for the same period in 2010.  The net loss per share was $1.75 for the nine months ended September 30, 2011, compared to net income per share of $0.92 on a fully diluted basis for the comparable period last year.

“We are pleased with the composition of our existing reinsurance portfolio, despite a nominal loss in the quarter and we continue to execute our strategy to develop long term reinsurance relationships,” said Bart Hedges, Chief Executive Officer of Greenlight Re.  “During the third quarter, we started to see signs of improving market conditions and we are encouraged that a more rational environment will develop in the foreseeable future.”

David Einhorn, Chairman of the Board of Directors stated: “The Company’s defensively positioned investment portfolio insulated us from loss during the quarter’s persistent challenging market conditions. In the third quarter, our investment portfolio generated a small gain. We have carefully built the Greenlight Re platform over the last five years, and our rating upgrade by A.M. Best to ‘A’ (Excellent) will help us to continue executing our strategy over the long term.”

Financial and operating highlights for Greenlight Re for the third quarter ended September 30, 2011 include:

•
Gross written premiums in the third quarter of 2011 were $93.2 million compared to $151.2 million in the third quarter of 2010, while net earned premiums were $90.3 million, an increase from $79.4 million reported in the third quarter of last year.

•	The combined ratio for the nine months ended September 30, 2011 was 103.3% compared to 101.4% for the nine months ended September 30, 2010.

•
Net investment income of $1.1 million was reported for the third quarter of 2011, representing a gain of 0.1% to our investment portfolio.  This compares to investment income of $33.9 million in the third quarter of 2010, when we reported a 3.6% gain on our investment portfolio.  For the first nine months of 2011, the net investment loss was $54.6 million compared to net investment income of $39.7 million during the comparable period in 2010.

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the third quarter of 2011 on Tuesday November 1, 2011 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. Third Quarter 2011 Earnings Call.

To participate, please dial in to the conference call at:

U.S. toll free                                            1-877-317-6789
International                                           1-412-317-6789

The conference call can also be accessed via webcast at:

https://services.choruscall.com/links/glre111101.html

A telephone replay of the call will be available from 11:00 a.m. Eastern time on November 1, 2011 until 9:00 a.m. Eastern time on November 16, 2011.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 10002298. An audio file of the call will also be available on the Company’s website, www.greenlightre.ky .

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Regulation G
Fully diluted adjusted book value per share is a non-GAAP measure and represents basic adjusted book value per share combined with the impact from dilution of share based compensation including in-the-money stock options as of any period end.  Book value is adjusted by subtracting the amount of the non-controlling interest in joint venture from total shareholders’ equity to calculate adjusted book value.  We believe that long term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance.  In addition, fully diluted adjusted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the reinsurance industry.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.ky) is a specialist property and casualty reinsurance company based in the Cayman Islands and Ireland.  The Company provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re's assets are managed according to a value-oriented equity-focused strategy that complements the Company's business goal of long-term growth in book value per share.

Contact:
Alex Stanton
Stanton Public Relations & Marketing
(212) 780-0701
astanton@stantonprm.com

GREENLIGHT CAPITAL RE, LTD.
 CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2011 and December 31, 2010
(expressed in thousands of U.S. dollars, except per share and share amounts)

	September 30, 2011 (unaudited)	December 31, 2010 (audited)
Assets
Investments
Debt instruments, trading, at fair value	$2,926	$15,610
Equity securities, trading, at fair value	794,088	839,921
Other investments, at fair value	218,594	196,490
Total investments	1,015,608	1,052,021
Cash and cash equivalents	32,669	45,540
Restricted cash and cash equivalents	940,757	977,293
Financial contracts receivable, at fair value	16,015	28,701
Reinsurance balances receivable	131,419	109,567
Loss and loss adjustment expenses recoverable	21,683	11,976
Deferred acquisition costs, net	79,859	87,389
Unearned premiums ceded	19,954	7,424
Notes receivable	17,664	14,205
Other assets	3,602	3,886
Total assets	$2,279,230	$2,338,002
Liabilities and shareholders’ equity
Liabilities
Securities sold, not yet purchased, at fair value	$652,012	$726,737
Financial contracts payable, at fair value	7,593	22,746
Due to prime brokers	319,318	273,071
Loss and loss adjustment expense reserves	241,100	186,467
Unearned premium reserves	222,049	234,983
Reinsurance balances payable	35,731	20,164
Funds withheld	24,765	22,887
Other liabilities	10,704	11,786
Total liabilities	1,513,272	1,498,841
Shareholders’ equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 30,254,087 (2010: 30,200,835): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,949 (2010: 6,254,949))	3,651	3,646
Additional paid-in capital	487,671	485,555
Non-controlling interest in joint venture	33,866	45,758
Retained earnings	240,770	304,202
Total shareholders’ equity	765,958	839,161
Total liabilities and shareholders’ equity	$2,279,230	$2,338,002

GREENLIGHT CAPITAL RE, LTD.
 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (UNAUDITED)

For the three and nine months ended September 30, 2011 and 2010
 (expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues
Gross premiums written	$93,156	$151,247	$307,160	$307,091
Gross premiums ceded	(9,308)	(3,639)	(29,967)	(8,228)
Net premiums written	83,848	147,608	277,193	298,863
Change in net unearned premium reserves	6,500	(68,207)	25,462	(114,745)
Net premiums earned	90,348	79,401	302,655	184,118
Net investment income (loss)	1,070	33,881	(54,574)	39,682
Other income (expense), net	184	(474)	(163)	(1,002)
Total revenues	91,602	112,808	247,918	222,798
Expenses
Loss and loss adjustment expenses incurred, net	62,399	50,257	184,994	114,936
Acquisition costs, net	31,847	28,807	116,792	60,183
General and administrative expenses	1,532	3,392	10,867	11,633
Total expenses	95,778	82,456	312,653	186,752
Net income (loss) before non-controlling interest and income tax expense	(4,176)	30,352	(64,735)	36,046
Non-controlling interest in (income) loss of joint venture	(156)	(1,313)	1,492	(1,687)
Net income (loss) before income tax expense	(4,332)	29,039	(63,243)	34,359
Income tax benefit (expense)	(148)	(25)	(189)	(84)
Net income (loss)	$(4,480)	$29,014	$(63,432)	$34,275
Earnings (loss) per share
Basic	$(0.12)	$0.80	$(1.75)	$0.94
Diluted	$(0.12)	$0.78	$(1.75)	$0.92
Weighted average number of ordinary shares used in the determination of earnings (loss) per share
Basic	36,153,743	36,452,224	36,153,743	36,408,859
Diluted	36,153,743	37,218,906	36,153,743	37,174,558

The following table provides the ratios for the nine months ended September 30, 2011 and 2010:

	Nine months ended September 30, 2011			Nine months ended September 30, 2010
	Frequency	Severity	Total	Frequency	Severity	Total
Loss ratio	62.2%	39.0%	61.1%	68.7%	18.5%	62.4%
Acquisition cost ratio	39.6%	18.5%	38.6%	35.6%	12.3%	32.7%
Composite ratio	101.8%	57.5%	99.7%	104.3%	30.8%	95.1%
Internal expense ratio			3.6%			6.3%
Combined ratio			103.3%			101.4%